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Williams & Webster, P.S.

Certified Public Accountants & Business Consultants

Board of Directors

Reese Corp.

Vancouver, BC

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated February 17, 2004, on the financial statements of Reese Corp. as of June 30, 2003 and the period then ended, and the inclusion of our name under the heading “Experts” in the Form SB-2 Registration Statement filed with the Securities and Exchange Commission.

/s/   Williams & Webster, P.S.

Williams & Webster, P.S.

Spokane, Washington

October 8, 2004

Members of Private Companies Practice Section, SEC Practice Section, AICPA and WSCPA

Bank of America Financial Center • 601 W. Riverside, Suite 1940 • Spokane, WA  99201

Phone (609) 838-5111  •  Fax (509) 838-5114  •  www.williams-webster.com